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                                  SCHEDULE 14C
                                 (RULE 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary information statement


[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))


[X] Definitive information statement


                                e-centives, Inc.
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                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

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   (4) Proposed maximum aggregate value of transaction:

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   (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

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   (2) Form, Schedule or Registration Statement No.:

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   (4) Date Filed:

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                                E-CENTIVES, INC.
                        6901 ROCKLEDGE DRIVE, 7TH FLOOR
                            BETHESDA, MARYLAND 20817
                            ------------------------

                             INFORMATION STATEMENT
                          AND NOTICE OF ACTIONS TAKEN
                       BY WRITTEN CONSENT OF STOCKHOLDERS
                            ------------------------

     This information statement is being furnished to our stockholders in connection with our prior receipt of approval by written consent of the holders of a majority of our common stock of:

          (1) an amendment to our Certificate of Incorporation to increase our total authorized capital stock from 35,000,000 shares to 50,000,000 shares in connection with an increase in our authorized common stock from 25,000,000 shares to 40,000,000 shares (this amendment will not effect a change to our 10,000,000 shares of authorized preferred stock);

          (2) an amendment to our Amended and Restated Stock Option and Incentive Plan (the "Stock Option Plan") to increase the maximum number of shares available for issuance thereunder from 3,700,000 to 5,000,000; and

          (3) an amendment to the Stock Option Plan to set the following limits on stock and cash awards (i) 600,000 as the maximum number of shares of common stock subject to options that can be awarded under the Stock Option Plan to any person would per year, (ii) 300,000 as the maximum number of shares of common stock that can be awarded under the Stock Option Plan to any person per year, (iii) $1,000,000 as the maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person, and (iv) $3,000,000 as the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person.


     On March 8, 2001, our Board of Directors unanimously approved, subject to stockholder approval, the amendment of our Certificate of Incorporation and the amendment to the Stock Option Plan. On March 23, 2001, holders of a majority of the outstanding shares of our common stock executed a written stockholder consent approving the amendment of our Certificate of Incorporation and the amendment to the Stock Option Plan. Under applicable federal securities laws, the amendments cannot be effected until at least 20 days after this information statement is sent or given to our stockholders. This information statement is first being mailed to stockholders on or about May 10, 2001.


     Your consent to the amendments is not required and is not being solicited in connection with these actions. This information statement is intended to serve as notice to our stockholders pursuant to Section 228 of the Delaware General Corporation Law of the approval of the amendments by less than unanimous written consent of our stockholders and to provide our stockholders information required by the Securities Exchange Act of 1934 and the rules and regulation promulgated thereunder.

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WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.
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ACTION BY WRITTEN CONSENT, RECORD DATE, OUTSTANDING SHARES AND REQUIRED VOTE

     Pursuant to Section 228 of the Delaware General Corporation Law, any action that may be taken at any meeting of our stockholders may also be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (here, a majority of the outstanding shares of our common stock) and delivered to us.

     Our Board of Directors fixed the close of business on March 8, 2001 as the record date for the determination of holders of common stock entitled to receive notice of the amendment of our Certificate of Incorporation and the amendment to the Stock Option Plan by written stockholder consent. As of the record date, we had 15,168,434 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote per share. The affirmative vote of a majority of the outstanding shares of common stock was required to approve the amendment of our Certificate of Incorporation and the amendments to the Stock Option Plan. By written consent in lieu of a meeting, dated March 23, 2001, the holders of a majority of the outstanding shares of common stock approved the amendment to our Certificate of Incorporation and the amendments to the Stock Option Plan. A copy of the action by written consent is attached hereto as Annex A.

     The Company determined that it was advisable to obtain the written consent of the holders of a majority of the outstanding shares of common stock stockholders to approve these matters rather than wait until the Company's annual meeting (which the Company plans to hold in August 2001).

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION

     We are currently authorized to issue 25,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. On March 8, 2001, subject to the approval of the stockholders, our Board of Directors approved by unanimous written consent an amendment to our Certificate of Incorporation to increase our total authorized capital stock from 35,000,000 shares to 50,000,000 shares in connection with an increase in the number of authorized shares of common stock from 25,000,000 shares to 40,000,000 shares. No changes will be made to the number of authorized shares of our preferred stock. As of March 23, 2001, the proposal was approved by written consent of the holders of a majority of our common stock. The proposal will be effectuated by amending Section 4.1 of our Certificate of Incorporation to read as follows:

     "The total number of shares of all classes of stock that the Corporation shall have authority to issue is fifty million (50,000,000), of which forty million (40,000,000) of such shares shall be Common Stock, having a par value of $.01 per share (the "Common Stock"), and ten million (10,000,000) of such shares shall be Preferred Stock, having a par value of $.01 per share (the "Preferred Stock")."


     The increase in our authorized capital stock will be effective upon filing the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which we anticipate to be on or about May 20, 2001 which is approximately 20 days after this information statement has been distributed to our stockholders.


     Increasing the number of authorized shares of common stock to 40,000,000 shares, and thus increasing our authorized capital stock to 50,000,000 shares, will provide us with additional authorized but unissued shares for general corporate purposes, including raising additional capital through equity and/or convertible debt financings, issuances pursuant to stock incentive plans for employees, directors and consultants and acquisitions. In addition, our executive officers from time to time engage in discussions with other businesses concerning our possible acquisition of such businesses which could involve the direct or indirect issuance of equity or convertible debt as consideration.

     On March 28, 2001, we completed the acquisition of the Commerce Product Division of Inktomi Corporation. As part of this transaction, we issued 2,551,700 shares of our common stock to Inktomi as the purchase price. In addition, we issued a warrant to purchase up to an additional 1,860,577 shares of our
                                        2
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common stock upon the achievement of certain revenue performance targets. The consummation of this transaction will leave us with fewer shares for future corporate purposes (approximately 7,277,366 common shares) than our Board of Directors believes is desirable.

     The Board of Directors believes that an increase in the total number of shares of authorized common stock will give us greater flexibility in responding quickly to advantageous financing and business opportunities that involve the direct or indirect issuance of additional shares of common stock and attracting and retaining key personnel through the issuance of stock incentive awards. Having such authorized capital stock available for issuance in the future would give us greater flexibility and would allow additional shares of common stock to be issued without the expense and delay of a special stockholders' meeting. Elimination of the delay occasioned by the necessity of obtaining stockholder approval will better enable us to engage in financing transactions and acquisitions which take full advantage of changing market conditions. Consequently, we need to increase the maximum number of shares of common stock available for issuance to meet these needs.

     Shares of our common stock, including the additional shares that will be authorized when the proposed amendment is effective, may be issued, subject to certain exceptions, by the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine without further approval of the stockholders. The proposed shares of common stock for which authorization is sought would be part of the existing class of such stock and would increase the number of shares of common stock available for issuance by us, but would have no effect upon the terms of the common stock currently outstanding or the rights of the holders of such stock.

     If and when issued, the proposed additional authorized shares of common stock would have the same rights and privileges as the shares of common stock presently outstanding. However, our current stockholders could suffer a dilution of their present equity ownership position and voting rights as the result of an issuance of common stock depending on the number of shares issued and the terms and conditions of the issuance. In addition, to the extent those who are issued shares of common stock or equity or debt securities convertible into common stock are given the right to designate certain members of our Board of Directors, they may have the ability to materially affect the outcome of matters and decisions voted on by the Board of Directors. The additional shares of common stock could have an "anti-takeover" effect and discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise in that the shares could be issued for the purpose of making more difficult, time-consuming or costly such an acquisition of a controlling interest in us deemed undesirable by the Board of Directors, even if such acquisition is desired by certain of our stockholders. We do not, however, currently intend to issue shares for such purpose.

AMENDMENT OF OUR AMENDED AND RESTATED STOCK OPTION PLAN

     This section provides a summary of the terms of the Stock Option Plan and the proposal to amend the plan. The Stock Option Plan was adopted by the Board of Directors in August 2000 and approved by the stockholders in September 2000 and replaces the 1996 Stock Option and Incentive Plan.

     The purpose of the Stock Option Plan is to attract and to encourage the continued employment and service of, and maximum efforts by, officers, key employees and other key individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the e-centives. In the judgment of the Board of Directors, an initial or increased grant under the Stock Option Plan will be a valuable incentive and will serve to the ultimate benefit of stockholders by aligning more closely the interests of Stock Option Plan participants with those of the stockholders. Stock options play a key role in our ability to recruit, reward and retain executives and key employees. Technology companies have historically used stock options as an important part of recruitment and retention packages. We compete directly with other technology companies for experienced executives and engineers and must be able to offer comparable packages to attract the caliber of individual that we believe is necessary to provide the growth that stockholders desire.

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AMENDMENTS TO THE STOCK OPTION PLAN

Increase in Shares Available for Issuance

     We currently have available 3,700,000 shares of common stock available for issuance under the Stock Option Plan. On March 8, 2001, subject to the approval of the stockholders, our Board of Directors approved by unanimous written consent an amendment to the Stock Option Plan to increase the maximum number of shares of common stock available for issuance thereunder by 1,300,000 shares, bringing the total shares reserved for issuance under the Stock Option Plan from 3,700,000 shares to 5,000,000 shares. As of March 23, 2001, this proposal was approved by the written consent of the holders of a majority of our common stock.

     As of April 15, 2001, 3,682,600 shares of common stock were subject to outstanding options under the Stock Option Plan and 17,400 remained available for future issuance. The increase will assure that a sufficient reserve of common stock is available under the Stock Option Plan to attract and retain the services of individuals essential to our long-term growth and success. As the date of this Information Statement, no option grants have been made under the Stock Option Plan on the basis of the proposed 1,300,000 share increase to the maximum number of shares authorized for issuance under the Stock Option Plan.

Limits on Certain Awards

     On March 8, 2001, subject to the approval of the stockholders, our Board of Directors approved by unanimous written consent an amendment to the Stock Option Plan to set the following limits on stock and cash awards:

     - the maximum number of shares of common stock subject to options that can be awarded under the Stock Option Plan to any person is 600,000 per year;

     - the maximum number of shares of common stock that can be awarded under the Stock Option Plan to any person, other than pursuant to an option, is 300,000 per year;

     - the maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $1,000,000; and

     - the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $3,000,000.

     This amendment was approved by our Board of Directors so that options and other awards granted under the plan may qualify for the "performance-based" compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Internal Code limits our tax deduction for compensation paid to the executive officers named in the summary compensation table in our proxy to $1 million unless certain requirements are met, including a requirement that the plan contain a limit on the number of shares or dollar amount subject a cash award that an individual grantee may receive under the plan. Section 162(m) and the regulations thereunder further provide that these limits must be approved by our stockholders. As of March 23, 2001, this proposal was approved by the written consent of the holders of a majority of our common stock.


     These amendments to the Stock Option Plan will be effective on or about May 30, 2001 which is approximately 20 days after this information statement has been distributed to our stockholders.


DESCRIPTION OF THE STOCK OPTION PLAN

     A description of the provisions of the Stock Option Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the Stock Option Plan, a copy of which is may be obtained by written request to the General Counsel at our executive offices located in Bethesda, Maryland.

     Administration. The Stock Option Plan is administered by the compensation committee of the Board of Directors. Subject to the terms of the plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

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     Common Stock Reserved for Issuance under the Plan.  The common stock to be issued under the Stock Option Plan consists of authorized but unissued shares. The number of shares currently authorized for issuance under the plan is 3,700,000. Beginning in December 2002 and continuing through December in 2006, the number of shares authorized for issuance under the plan shall automatically increase by a number of shares equal to the lesser of two percent (2%) of the total number of shares of stock outstanding or the number of shares that would cause the number of shares of stock available for issuance under the plan to equal twenty percent (20%) of the total number of shares outstanding. The automatic increase shall only be effective if the Board of Directors ratifies the increase on or prior to the effective date of such increase. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the Stock Option Plan.

     Eligibility. Awards may be made under the Stock Option Plan to our employees, service providers or consultants, including any employee who is an officer or director, to outside directors and to any other individual whose participation in the plan is determined to be in the best interests of e-centives by the Board of Directors.

     Amendment or Termination of the Plan. The Board of Directors may terminate or amend the plan at any time and for any reason. However, amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws.

     Options. The Stock Option Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

     The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee's stock option from his or her former employer.

     The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

     In general, an optionee may pay the exercise price of an option by cash or certified check, by tendering shares of our common stock (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise.

     Stock options granted under the Stock Option Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

     Each non-employee director is granted an option to purchase 10,000 shares of common stock upon his or her initial election to the Board of Directors. Non-employee directors receive additional grants of options to purchase 10,000 shares each year thereafter that they continue in service to us as directors.

     Other Awards.  The compensation committee may also award:

     - shares of restricted stock, which are shares of common stock subject to restrictions;

     - restricted stock units, which are common stock units subject to restrictions;

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     - shares of deferred stock, which are credited as deferred stock units, but ultimately payable in the form of unrestricted shares of common stock in accordance with the participant's deferral election;

     - shares of unrestricted stock, which are shares of common stock at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the Stock Option Plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants;

     - dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock;

     - stock appreciation rights, which are rights to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee;

     - performance stock awards, which are rights to receive a number of shares, subject to the attainment of specified performance goals; and

     - performance and annual incentive awards, which are ultimately payable in stock or cash, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below). The compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The compensation committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under section 162(m) of the Internal Revenue Code, or who the compensation committee designates as likely to be covered in the future, must comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. In modifying, amending or adjusting the terms of an award to covered employees (or likely covered employees), the compensation committee may not take any action with respect to the employee that would cause any payment to the employee to fail to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code.

     Effect of Certain Corporate Transactions. Certain change of control transactions involving us, such as a sale of the company, may cause awards granted under the Stock Option Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

     Adjustments for Stock Dividends and Similar Events. The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Stock Option Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits and other similar events.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as e-centives to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the "covered employees"). However, performance-based compensation is excluded from this limitation. The Stock Option Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

     To qualify as performance-based:

     i. the compensation must be paid solely on account of the attainment of one or more preestablished, objective performance goals;

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

     ii. the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

     iii. the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

     iv. the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

     In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if (1) the grant or award is made by the compensation committee, (2) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee, and (3) and under the terms of the option, the amount of compensation is based solely on an increase in the value of the stock after the date of grant.

     One or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals:

     - total stockholder return;

     - such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

     - net income;

     - pretax earnings;

     - earnings before interest expense, taxes, depreciation and amortization;

     - pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

     - operating margin;

     - earnings per share;

     - return on equity;

     - return on capital;

     - return on investment;

     - operating earnings;

     - working capital;

     - ratio of debt to stockholders' equity; and

     - revenue.

     Under the Internal Revenue Code, a director is an "outside director" if (1) he or she is not a current employee of the corporation is not a former employee who receives compensation for prior services (other than under a qualified retirement plan), (2) he or she has not been an officer of the corporation, and
(3) he or she does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the corporation in any capacity other than as a director.

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

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

     If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

     Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     A grantee who has transferred a non-qualified stock option to a spouse, child, grandchild, parent or sibling by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includible in the grantee's estate for estate tax purposes.

     Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of
Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Deferred Common Stock. There are no immediate tax consequences of receiving an award of deferred common stock under the Stock Option Plan. A grantee who is awarded deferred common stock will be
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

required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the distribution date(s) under the deferral election, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of
Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted common stock units under the Stock Option Plan. A grantee who is awarded restricted common stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Unrestricted Common Stock. Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Dividend Equivalent Rights. Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the Stock Option Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Performance Share Awards. There are no immediate tax consequences of receiving an award of performance shares under the Stock Option Plan. A grantee who is awarded performance shares will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee pursuant to the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of
Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     Upon a grantee's disposition of performance shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the grantee as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the grantee has held the shares of common stock for at least one year. Otherwise, the capital gain or loss will be short-term.

     Performance and Annual Incentive Awards. The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, OTHER PARTICIPANTS AND E-CENTIVES WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND OTHER AWARDS UNDER THE STOCK

OPTION AND INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF ANY PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH A PARTICIPANT MAY RESIDE.

PARTICIPATION IN THE STOCK OPTION PLAN

     The grant of options and stock purchase rights under the Stock Option Plan to eligible employees and consultants, including the named executive officers, is subject to the discretion of the compensation committee. As of April 15, 2001, five executive officers (including two officers who also serve on the Board of Directors), two non-employee directors, and 186 other employees were eligible to participate in the Stock Option Plan.

     As of the date of this Information Statement, there has been no determination by the compensation committee with respect to future awards under the Stock Option Plan. Therefore, future awards are not determinable. Accordingly, the following table summarizes the number of stock options granted under the Stock Option Plan during the last fiscal year ended December 31, 2000 to (i) the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and
(iv) all other employees, including all current officers who are not executive officers, as a group. The term of all options outstanding under the Stock Option Plan is ten years from the date of grant. The weighted average exercise price is presented in U.S. Dollars.

                                                                  SHARES        WEIGHTED AVERAGE
                                                                SUBJECT TO          EXERCISE
                NAME (OR GROUP) AND POSITION                  OPTIONS GRANTED   PRICE PER SHARE
                ----------------------------                  ---------------   ----------------
Kamran Amjadi
  Chairman and Chief Executive Officer......................      275,000            $13.00
Mehrdad Akhavan
  President and Chief Operating Officer.....................      275,000             13.00
Michael Sullivan(1)
  Chief Financial Officer and Treasurer.....................       50,000              5.00
Homayoon Tajali
  Senior Vice President of Products and Engineering.........           --                --
Lawrence Brand
  Senior Vice President of Sales and Business Development...       49,564              3.50
All current executive officers as a group (5 persons).......      649,564             11.66
All current directors who are not executive officers as a
  group (2 persons).........................................       50,000              4.10
All other employees, including all current officers who are
  not executive officers, as a group (105 persons)..........      870,500              5.99

---------------
(1) Michael Sullivan served as our Chief Financial Officer and Treasurer from May 1999 until March 2001.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth in U.S. Dollars the compensation paid to or earned by our named executive officers which includes our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities for the year ended December 31, 2000 exceeded USD 100,000. We will use the term "named executive officers" to refer to these people later in this Information Statement.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                               ANNUAL COMPENSATION     SECURITIES
                                                               --------------------    UNDERLYING
            NAME AND PRINCIPAL POSITION(S)              YEAR   SALARY($)   BONUS($)     OPTIONS
            ------------------------------              ----   ---------   --------   ------------
Kamran Amjadi
  Chairman and Chief Executive Officer................  2000   $170,000    $40,000      175,000
Mehrdad Akhavan
  President, Chief Operating Officer, Secretary and
  Director............................................  2000   $150,000    $40,000      100,000
Michael Sullivan(1)
  Chief Financial Officer and Treasurer...............  2000   $139,375    $20,000       50,000
Homayoon Tajalli
  Senior Vice President of Products and Engineering...  2000   $150,000    $30,000      220,800
Lawrence Brand
  Senior Vice President of Sales and Business
  Development.........................................  2000   $150,000    $50,000       49,564

---------------
(1) Michael Sullivan served as our Chief Financial Officer and Treasurer from May 1999 until March 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes the options granted to each of our named executive officers during the fiscal year ended December 31, 2000. Other than as set forth below, no stock options, SARs or awards under any long-term incentive plan were granted to any of our named executive officers in the fiscal year ended December 31, 2000. The exercise price and the potential realizable values are presented in U.S. Dollars.

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES OF
                                              INDIVIDUAL GRANTS                     STOCK PRICE APPRECIATION FOR OPTION TERM (1)
                             ---------------------------------------------------   ----------------------------------------------
                             NUMBER OF     PERCENT OF
                             SECURITIES   TOTAL OPTIONS
                             UNDERLYING    GRANTED TO
                              OPTIONS     EMPLOYEES IN    EXERCISE    EXPIRATION
           NAME               GRANTED      FISCAL YEAR      PRICE        DATE           0%              5%              10%
           ----              ----------   -------------   ---------   ----------   ------------   --------------   --------------
Kamran Amjadi..............   275,000         17.52%      USD 13.00     7/1/10      USD 45,430    USD 2,322,300    USD 5,815,461
Mehrdad Akhavan............   275,000         17.52%          13.00     7/1/10          45,430        2,322,300        5,815,461
Michael Sullivan(2)........    25,000                          3.50     1/1/10         140,060          283,171          502,732
                               25,000                          6.50     7/1/10         166,630          373,618          691,178
                              -------
                               50,000          3.18%
Homayoon Tajalli...........        --            --              --         --              --               --               --
Lawrence Brand.............    49,564          3.16%           3.50     1/1/10         277,677          561,404          996,696

---------------

(1)The potential realizable value is calculated based on the 10-year term of the option at the time of grant. The 0% assumed annual rate of stock price appreciation is indicative of the difference between the exercise price per share and the estimated fair value of our common stock on the date of grant.



(2)Michael Sullivan served as our Chief Financial Officer and Treasurer from May 1999 until March 2001.

                         FISCAL YEAR-END OPTION VALUES

     The following table presents information with respect to stock options owned by each of our named executive officers at December 31, 2000. Values are presented in U.S. Dollars.

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING               VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 2000             DECEMBER 31, 2000
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
Kamran Amjadi.................................    175,000        200,000      $  681,000      $     --
Mehrdad Akhavan...............................    175,000        200,000         681,000            --
Michael Sullivan(1)...........................     56,250         43,750         320,563       235,438
Homayoon Tajalli..............................    220,800             --       1,282,848            --
Lawrence Brand................................    181,018         39,782       1,182,951       231,133

---------------
(1) Michael Sullivan served as our Chief Financial Officer and Treasurer from May 1999 until March 2001.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table contains information regarding the beneficial ownership of our common stock, as of April 15, 2001, by (1) each person known by us to own more than 5% of the outstanding shares of our common stock, (2) each of our directors and (3) all directors and executive officers as a group. The table lists the applicable percentage of beneficial ownership based on 17,722,634 shares of common stock outstanding as of April 15, 2001. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them. Except as otherwise noted, the address of each person listed in the following table is c/o e-centives, Inc., 6901 Rockledge Drive, 7th Floor, Bethesda, Maryland 20817.

                                                                    SHARES
                                                              BENEFICIALLY OWNED
                                                              ------------------       PERCENTAGE
                            NAME                                    NUMBER         BENEFICIALLY OWNED
                            ----                              ------------------   ------------------
Kamran Amjadi(1)............................................      1,871,000               10.6
Mehrdad Akhavan(2)..........................................        935,000                5.3
Peter Friedli(3)............................................      5,234,341               29.5
  c/o Friedli Corporate Finance AG
  Freigutstrasse 5
  8002 Zurich, Switzerland
Venturetec, Inc. ...........................................      3,696,080               20.9
  c/o Friedli Corporate Finance AG
  Freigutstrasse 5
  8002 Zurich, Switzerland
Inktomi Corporation.........................................      2,551,700               14.4
Michael Sullivan(4).........................................         68,750                  *
Homayoon Tajalli(5).........................................        220,800                1.2
Lawrence Brand(6)...........................................        181,018                1.0
James Caccavo(7)............................................         10,000                  *
All executive officers and directors as a group (7
  persons)(8)...............................................      8,520,909               48.1

---------------
 *  Less than 1% of the outstanding shares of common stock.

(1) Includes 275,000 shares issuable upon exercise of vested stock options.

(2) Includes 275,000 shares issuable upon exercise of vested stock options.

(3) Includes 30,000 shares issuable upon exercise of vested stock options and 110,000 shares issuable upon exercise of warrants to purchase held by Mr. Friedli individually, as well as shares of common stock and common stock underlying warrants held by entities over which Mr. Friedli has control, as follows: Joyce, Ltd. -- 235,000 shares of common stock; Pine Inc. -- 255,000 shares of common stock, 20,000 warrant shares; Savetech, Inc. -- 165,383 shares of common stock; Spring Technology Corp. -- 317,520 shares of common stock and 200,000 warrant shares; Venturetec, Inc. -- 3,696,080 shares of common stock; and USVentech -- 145,750 shares of common stock. As investment advisor to these entities, Mr. Friedli has voting and investment power with respect to these shares. New Venturetec AG may be deemed to control Venturetec by virtue of its ownership of 100% of Venturetec's capital stock and its corresponding right to elect Venturetec's directors, and, therefore, our capital stock owned by Venturetec may also be deemed to be beneficially owned by New Venturetec.

(4) Includes 68,750 shares issuable upon exercise of vested stock options.

(5) Includes 220,800 shares issuable upon exercise of vested stock options.

(6) Includes 181,018 shares issuable upon exercise of vested stock options.

(7) Includes 10,000 shares issuable upon exercise of vested stock options that vest within 60 days of April 15, 2001.

(8) Includes 1,060,568 shares issuable upon exercise of vested stock options and 330,000 shares issuable upon exercise of warrants.

NO DISSENTER OR APPRAISAL RIGHTS

     The corporate actions described in this Information Statement will not afford the stockholders an opportunity to dissent from the actions described or to receive an appraised value for their shares.

COSTS OF INFORMATION STATEMENT

     This Information Statement has been prepared by e-centives, Inc., and we will bear the costs of distributing this Information Statement to our stockholders, including the expense of preparing, assembling, printing, and mailing the Information Statement. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to stockholders. We may pay for and use the services of other individuals or companies not regularly employed by us in connection with the distribution of this Information Statement if the Board of Directors or our executive officers determines that this is advisable.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Kamran Amjadi
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer


May 10, 2001
Bethesda, Maryland

                                    ANNEX A

                               WRITTEN CONSENT OF
                        STOCKHOLDERS OF E-CENTIVES, INC.
                               IN LIEU OF MEETING

     The undersigned, being the holders of outstanding stock of e-centives, Inc., a Delaware corporation (the "Corporation") having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote hereon were present and voted (the "Stockholders"), do hereby consent to and takes the following action in lieu of meeting pursuant to Section 228(a) of the Delaware General Corporation Law as though the same were taken at a meeting of stockholders called and held for the purpose described herein, and do hereby waive the holding of any formal meeting and any notice required to be given in connection therewith pursuant to the laws of the State of Delaware:

AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

     WHEREAS, the Board of Directors has approved, subject to the approval of the stockholders, an amendment to the Corporation's Certificate of Incorporation ("Certificate of Incorporation") to increase the number of authorized shares of capital stock of the Corporation from 35,000,000 to 50,000,000, of which the shares of common stock, par value $.01 per share (the "Common Stock"), that the Corporation may issue would increase from 25,000,000 shares to 40,000,000 shares.

     RESOLVED, that the stockholders hereby approve the amendment which replaces the Section 4.1 of the Certificate of Incorporation to read in its entirety as follows:

     "4.1. Authorized Shares

          The total number of shares of all classes of stock that the Corporation shall have authority to issue is fifty million (50,000,000), of which forty million (40,000,000) of such shares shall be Common Stock, having a par value of $.01 per share (the "Common Stock"), and ten million (10,000,000) of such shares shall be Preferred Stock, having a par value of $.01 per share (the "Preferred Stock")."

AMENDMENT TO OPTION PLAN TO INCREASE SHARES RESERVED FOR ISSUANCE

     WHEREAS, the Board of Directors has previously approved, subject to the approval of the stockholders, an increase in the number of shares of Common Stock reserved for issuance under the e-centives, Inc. Amended and Restated Stock Option and Incentive Plan (the "Plan") of 1,300,000, increasing the total number of shares reserved under the Plan from 3,700,000 shares to 5,000,000.

     RESOLVED, that the increase to the number of shares of Common Stock reserved for issuance under the Plan from 3,700,000 shares to 5,000,000 shares is hereby approved.

AMENDMENT TO OPTION PLAN TO SET LIMITS ON AWARDS



     WHEREAS, the Board of Directors has previously approved, subject to the approval of the stockholders, an amendment to the Plan to provide for limits on the amounts of shares subject to awards that may be granted under the Plan and limits on the amount of cash awards that may be granted under the Plan.



     RESOLVED, that the stockholders hereby approve the amendment which replaces
Section 7.1 of the Plan to read in its entirety as follows:



     "7.1 Limitation on Shares of Stock Subject to Awards and Cash Awards.



     During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, the maximum number of shares of Stock subject to Options that can be awarded under the Plan to any person eligible for an Award under SECTION 6 hereof is six hundred thousand (600,000) per year. During any time when the Company has a class of equity security registered under
Section 12 of the Exchange Act, the maximum number of shares that can be awarded under the Plan, other than pursuant to an Option to any person eligible for an Award under SECTION 6 hereof is three hundred thousand (300,000) per year. The preceding limitations in this SECTION 7.1 are subject to adjustment as provided in SECTION 22 hereof. The maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Grantee shall be $1,000,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period any one Grantee shall be $3,000,000."


                                       A-2